SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

March 16, 2005

Date of Report (Date of earliest event reported)

LEESPORT FINANCIAL CORP.

(Exact name of registrant as specified in its charter)

Pennsylvania	0-14555	23-2254007
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Ident. No.)

1240 Broadcasting Road, Wyomissing, Pennsylvania		19610
(Address of principal executive offices)		(Zip Code)

(610) 208-0966
Registrant’s telephone number, including area code

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 5.02            Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(b)           On March 16, 2005, Leesport Financial Corp. (the ”Company”) issued a press release announcing that Raymond H. Melcher, Jr. resigned as Chairman, President and Chief Executive Officer of the Company and its wholly owned banking subsidiary, Leesport Bank, effective March 17, 2005.  Concurrently, Mr. Melcher resigned from the boards of directors of the Company and Leesport Bank.  The resignation was not a result of any disagreement with the Company.  For additional information, reference is made to the press release which is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

(c)           Effective March 17, 2005, Vito A. DeLisi, President of Madison Bank, a division of Leesport Bank, will assume the position of acting President and Chief Executive Officer of the Company and Leesport Bank.  Mr. DeLisi, age 56, has served as President of Madison Bank, a division of Leesport Bank, since October 1, 2004, the date of the acquisition by the Company of Madison Bancshares Group, Ltd. and Madison Bank.  Prior thereto, Mr. DeLisi served as President and Chief Executive Officer of Madison Bancshares Group, Ltd. and Madison Bank.

Mr. DeLisi is a party to an employment agreement with the Company and Leesport Bank.  The employment agreement was effective concurrently with the acquisition of Madison Bancshares Group, Ltd. on October 1, 2004 and extends through December 31, 2007, provided that the agreement will be automatically renewed for successive one-year periods thereafter unless either party provides advance notice of nonrenewal.  The agreement can also be terminated by Leesport for specified events, including designated events of cause and Mr. DeLisi’s disability for a period of six consecutive months or more.

Mr. DeLisi’s employment agreement currently provides for an annual base salary of $235,000, which may be increased from time to time by action of Leesport’s Board of Directors.  Mr. DeLisi is also be entitled to participate in the incentive bonus and other benefit programs maintained by Leesport for similarly situated officers.  Leesport also agreed to maintain a split-dollar insurance arrangement for the benefit of Mr. DeLisi maintained by Madison at the time of the Madison acquisition.

Mr. DeLisi’s employment agreement contains a change in control provision applicable to changes in control of the Company.  Generally, if Mr. DeLisi’s employment terminates as a result of events of “good reason” specified in the employment agreement following a change in control of the Company, Mr. DeLisi will be entitled to a cash payment equal to the greater of (i) two times of the sum of his then base salary and the average amount of annual bonuses paid to him (or accrued for his benefit) or (ii) the present value of the payments that would be made to him if his employment were terminated without cause in the absence of a change in control.  If the Company terminates Mr. DeLisi’s employment in the absence of cause or disability during the employment period, his agreement provides that he will receive (i) continued payments of his base salary in effect on the date of termination plus an amount equal to his average bonus amounts during his employment for a period of twelve months or the period of time remaining on the employment period, whichever is longer, and (ii) medical benefits coverage for a period of twelve months or until his death or other employment.

Mr. DeLisi’s employment agreement contains noncompete covenants which generally prohibit him from soliciting  customers or engaging in banking activities within a 25 mile radius of a branch office of Leesport Bank.  These covenants extend for a period of one year following Mr. DeLisi’s termination employment, except for a termination by the Company for reasons other than cause and except for termination by Mr. DeLisi for specified events of good reason.

For additional information, reference is made to the press release which is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01            Financial Statements and Exhibits.

(c)           Exhibits:

The following exhibits are filed herewith:

10.1  Employment Agreement, dated as of April 16, 2004 and effective October 1, 2004, between Vito A. DeLisi, Leesport Financial Corp. and Leesport Bank (incorporated by reference to Exhibit 10.10 of Registration Statement No. 333-116331 on Form S-4).

99.1  Press release of Leesport Financial Corp., dated March 16, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LEESPORT FINANCIAL CORP.

Dated: March 21, 2005

	By:	/s/ Edward C. Barrett
Edward C. Barrett
Chief Financial Officer

EXHIBIT INDEX

Exhibit Number

99.1	Press release of Leesport Financial Corp., dated March 16, 2005.